Exhibit 99.1

Allurion to Raise Approximately $7.4 Million of Gross Proceeds in

Offering Priced At-the-Market

NATICK, Mass. – Jan. 24, 2025 – Allurion Technologies, Inc. (“Allurion” or the “Company”) (NYSE: ALUR), a company dedicated to ending obesity, today announced that it has entered into a definitive securities purchase agreement with certain institutional investors for the purchase and sale of 1,240,000 shares of the Company’s common stock at a price of $6.00 per share in a registered direct offering priced at-the-market under NYSE rules.

In addition, in a concurrent private placement, the Company will issue to the investors warrants to purchase up to 1,240,000 shares of common stock. The warrants have an exercise price of $6.00 per share, will become exercisable immediately following the date of stockholder approval and expire on the fifth anniversary of such approval. The Company also agreed to obtain shareholder approval for the repricing of its outstanding warrants issued in its July 2024 offering of securities for investors in this offering that held such outstanding warrants, reducing the exercise price thereof to $6.00 per share.

Roth Capital Partners is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from this offering are expected to be approximately $7.4 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes. The closing of the offering is expected to occur on or about January 27, 2025, subject to the satisfaction of customary closing conditions.

The shares in the offering described above are being offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-283721) previously filed with the Securities and Exchange Commission (the ”SEC”) and declared effective by the SEC on December 20, 2024. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement, relating to the offering that will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach CA 92660, by phone at (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

The warrants sold in the private placement are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight-loss platform that combines the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-lessTM gastric balloon for weight loss, the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers and Allurion Insights for healthcare providers featuring the Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor, and manage weight-loss therapy for patients regardless of their treatment plan. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal and state securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “target,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and include statements regarding the expected completion, timing and size of the registered direct offering of shares and concurrent private placement of warrants, the anticipated use of proceeds of the offering, and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Forward-looking statements are predictions, projections and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Many factors could cause actual future results or developments to differ materially from the forward-looking statements in this press release, including but not limited to (i) the ability of Allurion to obtain regulatory approval for and successfully commercialize the Allurion Program, (ii) the timing of and results from its clinical studies and trials and its ability to intiate and complete clinical studies, including the clinical study on the combination of the Allurion Program with GLP-1 agonists, (iii) the evolution of the markets in which Allurion competes and the rise of GLP-1 drugs, (iv) the ability of Allurion to defend its intellectual property and satisfy regulatory requirements, (v) the impact of the COVID-19 pandemic, Russia-Ukraine war and Israel-Hamas war on Allurion’s business, (vi) Allurion’s expectations regarding its market opportunities, (vii) the outcome of any legal proceedings against Alurion, (viii) the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion operates, and (ix) uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed on March 26, 2026 and Amendment No. 1 thereto filed on April 29, 2024, the Company’s Quarterly Report on Form 10-Q filed on November 13, 2024 and other documents filed by Allurion from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Allurion assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Allurion does not give any assurance that it will achieve its expectations.

Global Media

Hannah Lindberg

hlindberg@allurion.com

Investor Contact

Mike Cavanaugh, Investor Relations

ICR Westwicke

(617) 877-9641

mike.cavanaugh@westwicke.com